EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

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IN RE:                                           :
                                                 :        CHAPTER 11
DNR USA, INC., DNR NORTH AMERICA, INC.,          :
AND MARKER INTERNATIONAL                         :        CASE NO. 99-2880 (MFW)
                                                 :
                                                 :        (JOINTLY ADMINISTERED)
                           DEBTORS.              :
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         FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING FIRST
            AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF MARKER INTERNATIONAL, DNR USA, INC. AND DNR NORTH AMERICA, INC.

          Marker International ("Marker"), DNR USA, Inc. ("DNR USA") and DNR North America, Inc. ("DNR N.A.", and together with Marker and DNR USA, the "Debtors"), debtors and debtors-in-possession, having filed the First Amended Joint Chapter 11 Plan of Reorganization of Marker International, DNR USA, Inc. and DNR North America, Inc. dated September 22, 1999 (the "Plan") in accordance with Section 1121 of Title 11 of the United States Code (the "Bankruptcy Code"); and the Debtors having filed the Disclosure Statement for the First Amended Joint Chapter 11 Plan of Reorganization of Marker International, DNR USA, Inc. and DNR North America, Inc. dated September 22, 1999 (the "Disclosure Statement"), and a hearing having been held before this Court on September 22, 1999 (the "Disclosure Hearing") to consider the adequacy of the Disclosure Statement; and the Court by order dated September 22, 1999 (the "Disclosure Statement Order") having approved the Disclosure Statement as modified to include certain minor revisions; and the Disclosure Statement Order having, INTER ALIA, (i) established and approved procedures for the solicitation and tabulation of votes to accept or reject the Plan and the forms of ballots and other solicitation material and notices, (ii) established deadlines for voting on and objecting to the Plan, and (iii) established October 27, 1999 at 2:30 p.m. as the date and time for the hearing pursuant to Sections 1128 and 1129 of the Bankruptcy Code to consider confirmation of the Plan (the "Confirmation Hearing"); and the solicitation of acceptances from holders of Claims and Equity Interests entitled to vote on the Plan having been made within the time and in the manner required by the Disclosure Statement Order; and copies of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Notice of Confirmation Hearing and various related materials having been transmitted to all known holders of Claims and Equity Interests in the Chapter 11 Cases in accordance with the Disclosure Statement Order; and notice of the Confirmation Hearing, including by publication, having been given as required by the Disclosure Statement Order; and affidavits of service having been filed evidencing the transmittal of solicitation materials in the manner required by the Disclosure Statement Order; and an affidavit of publication having been filed verifying publication of the notice of Confirmation Hearing in accordance with the Disclosure Statement Order; and the ballots indicating acceptance or rejection of the Plan by holders of Claims and Equity Interests having been received and tabulated by StockTrans, Inc. and Stroock & Stroock & Lavan LLP, the Court-authorized balloting agents (collectively, the "Balloting Agents"); and an objection to confirmation of the Plan having been filed by James and Kristi Nelson O'Connor and such objection having been withdrawn; and upon the full and complete record of the Confirmation Hearing, including, the arguments of counsel and the testimony adduced or proffered at the Confirmation Hearing, and all matters and proceedings heretofore part of the record of the Chapter 11 Cases; and the Court having reviewed, INTER ALIA, (i) the Plan Vote Certifications (as defined below), (ii) the Asset Purchase Agreement dated as of July 30, 1999 (as amended, supplemented or otherwise modified from time to time, together with all exhibits and schedules thereto, the "Purchase Agreement") between Marker, as seller, and Marker International GmbH, as buyer ("Newco"), a copy of which is annexed to the Plan as Exhibit 1, (iii) the Operating Agreement, a copy of which is annexed to the Plan as Exhibit 6 and (iv) all other documents and instruments annexed to the Plan and the Purchase Agreement or included in the Supplement to the First Amended Joint Chapter 11 Plan of Reorganization filed with this Court on October 25, 1999 (the "Plan Supplement") to be executed and delivered in connection with implementing the Plan and the Purchase Agreement, including the definitive Restructuring Documents (all such documents and instruments, together with the Purchase Agreement, being the "Transaction Documents"); and after due deliberation, this Court makes the following findings of fact and conclusions of law

          IT IS HEREBY FOUND THAT:

          A. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan or in the Purchase Agreement.

          B. This Court has jurisdiction over the Chapter 11 Cases and the proceedings to determine confirmation of the Plan and approval of the Purchase Agreement and the other Transaction Documents pursuant to 28 U.S.C. " 157(b) and 1334. Venue of these proceedings and the Chapter 11 Cases in this District is proper pursuant to 28 U.S.C. 1408 and 1409. The proceedings to determine confirmation of the Plan and approval of the Purchase Agreement and the other Transaction Documents constitute core proceedings as defined in 28 U.S.C. ' 157(b)(2)(L), (N) and (O) and this Court has jurisdiction to enter a final order with respect thereto.

          C. The Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on August 19, 1999 (the "Petition Date"). An order for joint administration pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") has been entered in the Chapter 11 Cases.

          D. Since the Petition Date, the Debtors have operated their businesses and managed their affairs as debtors and debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. No creditors' committee, trustee or examiner has been appointed in any of the Chapter 11 Cases.

          E. Due, timely, sufficient and adequate notice of the Confirmation Hearing, the Plan and the relevant deadlines for voting on, and filing objection to, the Plan has been given to all known holders of Claims and Equity Interests and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Court and all other applicable laws, rules and regulations.

          F. Ballots were transmitted to holders of Claims and Equity Interests in the Voting Classes (as defined in Paragraph R below) in accordance with the Disclosure Statement Order.

          G. The solicitation by the Debtors of votes to accept or reject the Plan was conducted in good faith and complies with Sections 1125 and 1126 of the Bankruptcy Code, all other applicable provisions of the Bankruptcy Code and all other applicable laws, rules and regulations.

          H. The procedures by which ballots were distributed to holders of Claims against and Equity Interests in the Debtors and tabulated were fair, properly conducted and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Court, the Disclosure Statement Order, and all other applicable laws, rules and regulations.

          I. As evidenced by (a) the Affidavit of Lisa Indelicato dated October 25, 1999, certifying the method and results of the ballot tabulation, (i) at least two-thirds in amount and more than one-half in number of the holders of Claims in Marker Class 1, Marker Class 2, Marker Class 3, Marker Class 4 , Marker Class 5 , Marker Class 6 (6A and 6B), DNR USA Class 1 and DNR N.A. Class 1 that timely and properly voted on the Plan accepted the Plan and (ii) at least two thirds in amount of the Equity Interests voted in Marker Class 10, DNR USA Class 3 and DNR N.A. Class 3 voted to accept the Plan (the "Plan Vote Certification"). As evidenced by the Affidavit of Christina Bastas dated October 25, 1999, certifying the method and results of the ballot tabulation for Marker Class 11, at least two-thirds in amount of the shares of Marker Common Stock in Marker Class 11 that timely and properly voted on the Plan accepted the Plan (the "Class 11 Plan Vote Certification", and together with the "Plan Vote Certification", the "Plan Vote Certifications").

          J. The Debtors solicited votes for the confirmation of the Plan from the Classes enumerated in Paragraph I above in good faith and in a manner consistent with the Bankruptcy Code.

          K. Marker Classes 7, 8 and 9, DNR USA Class 2 and DNR N.A. Class 2 are not impaired under the Plan, and therefore, such Classes are deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

          L. The Plan provides for the treatment of Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Tax Claims, Allowed First Security Bank Claim (Marker Class 1, DNR USA Class 1 and DNR N.A. Class 1), Allowed First Mortgage Claim (Marker Class 2), Allowed Hypo Vereinsbank (New
York) Claim (Marker Class 3), Allowed Series A Bonds Claim (Marker Class 4), Allowed German Banks Guarantee Claims (Marker Class 5), Allowed Foreign Exchange Contract Claims (Marker Class 6A and 6B), Allowed Piero Claims (Marker Class 7), Allowed Insured Product Liability Claims (Marker Class 8), Allowed Small General Unsecured Claims (Marker Class 9), Allowed General Unsecured Claims (DNR USA Class 2 and DNR N.A. Class 2) and Intercompany Claims.

          M. The Plan establishes the following Classes of Equity Interests:
Allowed Preferred Stock Interests (Marker Class 10), Allowed Common Stock Interests (Marker Class 11), Allowed Equity Interests in DNR USA (DNR USA Class
3) and Allowed Equity Interests in DNR N.A. (DNR N.A. Class 3).

          N. The classification of Claims and Equity Interests under the Plan is consistent with Section 1122 of the Bankruptcy Code, is reasonable and not discriminatory. Claims and Equity Interests in each particular Class are substantially similar to other Claims or Equity Interests in such Class.

          O. Except as otherwise agreed, the Plan provides the same treatment for each Claim or Equity Interest of a particular Class.

          P. The Plan specifies the Classes of Claims or Equity Interests not impaired under the Plan.

          Q. The Plan specifies the Classes of Claims or Equity Interests impaired under the Plan.

          R. The following Classes of Claims or Equity Interests (the "Voting Classes") are impaired and entitled to vote under the Plan: Marker Class 1, Marker Class 2, Marker Class 4, Marker Class 6A and 6B, Marker Class 10, Marker Class 11, DNR USA Class 1 and DNR N.A. Class 1. All other Classes of Claims or Equity Interests are either (a) unimpaired under the Plan or (b) subject to Paragraph T below, have been deemed to have rejected the Plan pursuant to
Section 1126(g) of the Bankruptcy Code.

          S. As evidenced by the Plan Vote Certifications, the Plan has been accepted, in accordance with Section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Disclosure Statement Order, by all of the Voting Classes. No Classes have voted to reject the Plan.

          T. Although pursuant to Section 1126(g) of the Bankruptcy Code the Plan is deemed rejected by the members of Marker Class 3, Marker Class 5, DNR USA Class 3 and DNR N.A. Class 3 (collectively, the "Nonvoting Impaired Classes"), which members will receive no distribution (or retain any property) on account of their Allowed Claims or Equity Interests, respectively, the members of such Nonvoting Impaired Classes have voted in favor of the confirmation of the Plan.

          U. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each Nonvoting Impaired Class.

          V. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Plan does not designate classes for Administrative Claims, Priority Claims and Priority Tax Claims; however, the Plan does provide for the treatment of each such Claim.

          W. Except to the extent that the holder of an Allowed Administrative Claim or Allowed Priority Claim has agreed or will agree to a different treatment of such Claim, the Plan provides that with respect to an Allowed Administrative Claim or an Allowed Priority Claim of a kind specified in Sections 503(b), 507(a) (other than 507(a)(8)) or 507(b) of the Bankruptcy Code, on the later of: (i) the Effective Date, (ii) the date such Claim (or a portion thereof) is Allowed or on which such Allowed Administrative Claim or Allowed Priority Claim becomes due and payable or (iii) in the case of Professional Claims, upon entry of an order of this Court authorizing the payment of such Claims (PROVIDED, HOWEVER, that professional fees incurred subsequent to the date of entry of this Order (such date being the "Confirmation Date") shall be paid by Marker without the need of further approval of this Court), the holder of such Claim will receive, on account of such Claim, Cash equal to the Allowed amount of such Claim. Accordingly, the Plan complies with Section 1129(a)(9) of the Bankruptcy Code.

          X. The Plan provides that with respect to an Allowed Priority Tax Claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code, the holder of such Allowed Priority Tax Claim will receive on account of such Claim deferred cash payments, over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim together with the applicable statutory interest, or such other more favorable treatment as Newco shall elect.

          Y. The Plan is supported by Marker Class 11 (holders of Allowed Common Stock Interests in Marker) and by each other holder of a Claim and/or Equity Interest, including, without limitation, the members of the Nonvoting Impaired Classes.

          Z. The Plan complies with all applicable provisions of the Bankruptcy Code as required by Section 1129(a)(1) thereof, and the Debtors, as proponents of the Plan, have complied with all of the applicable provisions of the Bankruptcy Code as required by Section 1129(a)(2) thereof.

          AA. Based upon the testimony adduced and/or proffered at the Confirmation Hearing and Bankruptcy Rule 3020(b)(2), the Plan has been proposed in good faith and not by any means forbidden by law as required by Section 1129(a)(3) of the Bankruptcy Code.

          BB. Any payments made or to be made by the Debtors for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, have been approved by, or are subject to the approval of, this Court as reasonable.

          CC. Pursuant to Section 1129(a)(5)(A) of the Bankruptcy Code, prior to the Confirmation Hearing the Debtors filed the Plan Supplement which, INTER ALIA, identifies (a) the initial board of directors that will, on and after the Effective Date, manage the business and affairs of Marker as more particularly described in decretal Paragraph 7(j) and (b) the affiliations of the initial board of managing partners that will manage the business and affairs of Newco on and after the Effective Date. The Debtors have identified the affiliations of such individuals; and, as required by Section 1129(a)(7) of the Bankruptcy Code, the appointment to, or continuance in, such office of such individuals is consistent with the interests of Marker=s creditors and Equity Interest holders and with public policy. Pursuant to the Plan, the corporate existence of DNR USA and DNR N.A. will be terminated on or before the Effective Date.

          DD. Pursuant to Section 1129(a)(5)(B) of the Bankruptcy Code, prior to the Confirmation Hearing the Debtors filed the Plan Supplement which, INTER ALIA, discloses the identities of the insiders that will be employed or retained by Marker on and after the Effective Date, and the nature of the compensation of each such insider.

          EE. As no governmental authority has jurisdiction over the rates of the Debtors, Section 1129(a)(6) of the Bankruptcy Code is inapplicable.

          FF. The projected recoveries by holders of Allowed Claims and/or Equity Interests in the Voting Classes are reasonable. With respect to each impaired Class of Allowed Claims against or Equity Interests in each Debtor, each holder of an Allowed Claim or Equity Interest of such Class: (a) has accepted the Plan or (b) will receive or retain under the Plan, on account of such Allowed Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if such Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code on such date. Accordingly, the Plan complies with Section 1129(a)(7) of the Bankruptcy Code.

          GG. The Plan complies with Section 1129(a)(10) of the Bankruptcy Code as it has been accepted by at least one impaired Class of Claims for Marker (e.g. Marker Class 1), DNR USA and DNR N.A. (e.g. DNR USA Class 1 and DNR N.A. Class 1), which acceptance has been determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

          HH. With respect to each Class of Allowed Claims or Equity Interests designated by the Plan, including, without limitation, the Nonvoting Impaired Classes, either: (a) such Class has voted to accept the Plan; or (b) such Class is not impaired under the Plan.

          II. Based upon the information included in the Plan, the Disclosure Statement and the Transaction Documents and the testimony adduced and/or proffered at the Confirmation Hearing, each of Marker, Newco and the Subsidiaries has demonstrated its ability to meet its financial obligations under the Plan and the Transaction Documents (which obligations shall become effective and shall be performed only after, and subject to, the satisfaction of each of the conditions precedent set forth in Article XIII of the Plan). Except as specifically set forth in the Plan with respect to the dissolution of DNR USA and DNR N.A. on or before the Effective Date and the eventual liquidation of Marker (as more particularly described in decretal Paragraph 7(j)), confirmation and consummation of the Plan are not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, the Subsidiaries or Newco. Accordingly, the Plan complies with Section 1129(a)(11) of the Bankruptcy Code.

          JJ. The fees payable by the Debtors to the United States Trustee or the Clerk of this Court, as provided under 28 U.S.C. ' 1930(a)(6), constitute Allowed Administrative Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code and the treatment of such fees in the Plan satisfies Section 1129(a)(12) of the Bankruptcy Code.

          KK. As the Debtors are not obligated to provide any "retiree benefits" (as that term is defined in Section 1114 of the Bankruptcy Code), no such benefits are required to be continued pursuant to the Plan.

          LL. Pursuant to the Disclosure Statement Order, this Court found that the Disclosure Statement contained adequate information within the meaning of
Section 1125 of the Bankruptcy Code.

          MM. All conditions to confirmation contained in Section 13.1 of the Plan have been satisfied or have been waived pursuant to Section 13.3 of the Plan.

          NN. The Plan is to be implemented pursuant to the Purchase Agreement, the Operating Agreement and the Transaction Documents which provide for, among other things: (i) the sale, conveyance, assignment, transfer and delivery to Newco of substantially all of the property of the estate of Marker as more particularly described in the Plan and in Section 2.1(a) of the Purchase Agreement (collectively, the "Purchased Assets") and Marker=s assumption and assignment of the Assumed Contracts (listed on Exhibit 4 to the Plan) to Newco, in each case free and clear of all Encumbrances except Permitted Encumbrances or Permitted Exceptions as set forth in the Purchase Agreement and as otherwise specifically provided for in the Plan, (ii) Newco=s assumption of the Assumed Liabilities (as defined in Paragraph OO) as modified by the Plan and the Restructuring Documents, and (iii) Newco=s issuance of the Equity Consideration to Marker. Pursuant to the Plan, Marker=s Real Property constituting its headquarters building (the "Headquarters Building") shall be assigned, conveyed and transferred to Marker USA, free and clear of all Encumbrances except Permitted Encumbrances and as otherwise specifically provided for in the Plan. The Plan provides adequate means for its execution and implementation and otherwise complies with Section 1123(a)(5) of the Bankruptcy Code.

          OO. Pursuant to, and subject to the terms and conditions of, the Purchase Agreement and the Plan, on and as of the Effective Date, Newco shall:
(i) acquire good and marketable title to each of the Purchased Assets, (ii) assume (in each case as modified by the Plan and the Restructuring Documents) the Allowed Claims and/or Equity Interests (more particularly set forth in the Claims Schedule) in Marker Class 1, Marker Class 2, Marker Class 4, Marker Class 6A and 6B, Marker Class 7, Marker Class 8, Marker Class 9, Marker Class 10, DNR USA Class 1, DNR USA Class 2, DNR N.A. Class 1, DNR N.A. Class 2, Allowed Administrative Claims (other than Professional Claims), Allowed Priority Claims, Allowed Priority Tax Claims and all amounts due and payable after the Effective Date under the Assumed Contracts for goods and/or services rendered to Newco after the Effective Date (collectively, the "Assumed Liabilities") and (iii) pay the Assumed Liabilities and perform the obligations relating thereto in accordance with the applicable Restructuring Documents and the Plan.

          PP. Notwithstanding anything to the contrary in the Purchase Agreement, the Restructuring Documents or the Plan, and as more fully set forth in decretal Paragraphs 7(e) and (f) below, Newco, its Affiliates (as defined in the Purchase Agreement) and its subsidiaries are not assuming (and shall not be liable for) by virtue of the Purchase Agreement, the Restructuring Documents, the Plan or otherwise any Claims against or Equity Interests in Marker that do not constitute Assumed Liabilities, as modified by the Plan and the Restructuring Documents.

          QQ. The Plan, pursuant to Section 2.2 thereof, constitutes a motion for approval of the Purchase Agreement and consummation of the transactions contemplated thereby.

          RR. Marker had full corporate power and authority to execute, deliver and perform the Purchase Agreement and Marker has been duly and validly authorized by its board of directors and by all other necessary corporate action on the part of Marker to consummate the transactions contemplated by the Plan and the Purchase Agreement.

          SS. Each Debtor has full corporate power and authority to execute, deliver and perform each other Transaction Document to be executed, delivered and performed by such Debtor in connection with the consummation of the transactions contemplated by the Plan, the Purchase Agreement and such other Transaction Documents and each Debtor has been duly and validly authorized by its board of directors and by all other necessary corporate action on the part of such Debtor to consummate the transactions contemplated by the Plan, the Purchase Agreement and such other Transaction Documents. Without limiting the generality of the foregoing, until the Effective Date, Peter Weaver, and thereafter, Kevin Hardy, are hereby authorized to execute and deliver on behalf of each Debtor any and all Transaction Documents necessary or desirable to consummate the transactions contemplated by the Plan and the Purchase Agreement.

          TT. Marker has good and marketable title to, or other right to use, the Headquarters Building and each of the Purchased Assets (including, without limitation, Marker's Intellectual Property and the Assumed Contracts).

          UU. The Assumed Contracts to be assigned to Newco under the Purchase Agreement and the Plan are in full force and effect and are assignable notwithstanding any provisions contained therein to the contrary and, pursuant to the Plan, each non-Debtor party to the Assumed Contracts has been provided adequate assurance of future performance for the purpose of Section 365(b)(1) of the Bankruptcy Code. No defaults of any kind exist under the Assumed Contracts and therefore no cure amounts are due and owing to the contract parties in connection with the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code. Accordingly, the Debtors have satisfied the requirements of Section 365 (b)(1)(A) and (B) and Section 365 (f)(2)(A) of the Bankruptcy Code.

          VV. The sale of the Purchased Assets to Newco and the assumption of the Assumed Liabilities by Newco (as modified by the Plan and the Restructuring Documents) is the best option available to the Debtors and the Subsidiaries to maximize the value of their assets and is in the best interests of the Debtors= estates.

          WW. At the Disclosure Hearing and the Confirmation Hearing and in the Disclosure Statement, Marker advanced good business reasons for seeking to sell the Purchased Assets pursuant to the Purchase Agreement, and it is a reasonable exercise of Marker=s business judgment to consummate the Sale on the terms and conditions set forth in the Purchase Agreement, and for Marker to perform its obligations thereunder and under the other Transaction Documents.

          XX. The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the requirements of Section 5 of the Securities Act of 1933.

          YY. The Plan and each of the Transaction Documents constitute a good faith compromise and settlement of all claims or controversies resolved pursuant to the Plan and such Transaction Documents. Such compromises and settlements are in the best interests of each of the parties to the Transaction Documents, the Debtors, their estates and any Person holding Claims against or Equity Interests in the Debtors. The terms and conditions of the Transaction Documents were negotiated by the parties thereto at arms length and in good faith, the terms thereof are fair and reasonable and the transactions contemplated thereunder shall be deemed to have been entered into in good faith and for valuable consideration.

          ZZ. The Debtors, the Subsidiaries, Newco, their respective Affiliates (as defined in the Purchase Agreement) and each of their respective officers, directors, employees, members or agents, and each professional, attorney, financial advisor, accountant, or other professional employed by any of them and have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to Section 1125(e) and 1129(a)(3) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with regard thereto and the property to be distributed thereunder.

          AAA. Based upon the representations and informed views of counsel to the Debtors, Newco, and, all other testimony and evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, the settlements embodied in the Plan and in the Transaction Documents are fair and equitable, and fall above the lowest point in the range of reasonableness.

          BBB. The Amendment to First Amended Joint Chapter 11 Plan of Reorganization of Marker International, DNR USA, Inc. and DNR North America, Inc. proposed by the Debtors prior to, at or in connection with the Confirmation Hearing and annexed to this Confirmation Order as Exhibit A (the "Plan Amendment") does not materially adversely affect the treatment of any holders of any Claim against, or any Equity Interest in, the Debtors that have not accepted the proposed Plan Amendment. Therefore, in accordance with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan as amended is deemed accepted by all holders of Claims and Equity Interests which have previously accepted the Plan.

          FINDING THAT THE PLAN IS CONFIRMABLE BASED ON ALL OF THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

          1. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

          2. The Plan Amendment is hereby approved and ratified in all respects and the Plan is hereby amended by the Plan Amendment.

          3. The Plan as modified by the Plan Amendment complies with the requirements of Sections 1122, 1123 and 1129 of the Bankruptcy Code.

          4. The Plan as amended by the Plan Amendment is hereby confirmed pursuant to Section 1129 of the Bankruptcy Code.

          5. The Purchase Agreement is hereby approved and authorized in its entirety and the performance of the Purchase Agreement in accordance with its terms by Marker is hereby approved, authorized and ratified in all respects. The Purchase Agreement is a legal, valid and binding obligation of Marker and Newco, enforceable in accordance with its terms. The omission in this Order of specific reference to any provision of the Purchase Agreement shall not impair or diminish the efficacy, propriety and approval and authorization of such provision, it being the intent of this Court that the Purchase Agreement be authorized and approved in its entirety.

          6. Each other Transaction Document is hereby approved and authorized in its entirety and the performance of each such Transaction Document in accordance with its terms by the parties thereto is hereby approved, authorized and ratified in all respects. Each such Transaction Document that is duly executed and delivered shall be on and after the date of such execution and delivery a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms.

          7. This Order is and shall be effective as a determination that on and as of the Effective Date (subject to the satisfaction of each of the conditions set forth in Article XIII of the Plan):

          (a) The Purchased Assets (including, without limitation, Marker's Intellectual Property) shall be deemed conveyed, assigned, transferred and delivered by Marker to Newco and such conveyance, assignment, transfer and delivery of the Purchased Assets shall be legal, valid and effective, and Newco shall be deemed to be a good faith purchaser that has acquired good title to the Purchased Assets (including, without limitation, Marker's Intellectual Property), free and clear of all Encumbrances, other than Permitted Encumbrances or Permitted Exceptions as set forth in the Purchase Agreement and as otherwise provided in the Plan.

          (b) Without limiting the generality of decretal Paragraph 7(a) above, Marker is hereby authorized and directed to assume and assign to Newco the Assumed Contracts. The Assumed Contracts shall be deemed assumed and assigned to Newco free and clear of all Encumbrances, other than Permitted Encumbrances and as may be specifically provided for in the Plan.

          (c) All executory contracts and unexpired leases of each Debtor specifically set forth on Exhibit 5 to the Plan together with each other executory contract and unexpired lease of each Debtor not specifically listed on
Exhibit 4 to the Plan as being assigned to Newco shall be rejected by such Debtor pursuant to the provisions of Section 365 of the Bankruptcy Code, except:
(i) any executory contracts and unexpired leases that are the subject of separate motions to assume or assume and assign filed pursuant to Section 365 of the Bankruptcy Code by any of the Debtors before the entry of this Order; (ii) the Assumed Contracts which have been assumed pursuant to decretal Paragraph 7(b) above; (iii) all executory contracts or unexpired leases (including, without limitation, the Distribution Agreements) assumed or assumed and assigned by order of the Court entered before the Confirmation Date; and (iv) any agreement, obligation, security interest, transaction or similar undertaking that the relevant Debtor believes is not executory or a lease that is later determined by the Court to be an executory contract or unexpired lease that is subject to assumption or rejection under Section 365 of the Bankruptcy Code. Each Person who is a party to a contract or lease rejected under the Plan or hereunder must file, not later than thirty (30) days after the date of notice of the entry of this Order, a proof of Claim for damages alleged to arise from the rejection of the applicable contract or lease, or be forever barred from asserting a Claim, or sharing in distributions under the Plan, related to such alleged rejection damages. Any order entered postconfirmation by this Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under Sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered preconfirmation.

          (d) Newco shall have assumed and shall be liable for the Assumed Liabilities (as modified by the Plan and the Restructuring Documents) and the payment and performance thereof in accordance with the terms of the Plan and the Restructuring Documents applicable thereto.

          (e) Newco, its Affiliates (as defined in the Purchase Agreement) and subsidiaries shall not be deemed to: (x) be the successor of Marker; (y) have, DE FACTO or otherwise, merged with or into Marker; or (z) be a mere continuation or substantial continuation of Marker or the enterprise of Marker.

          (f) Newco, its Affiliates (as defined in the Purchase Agreement) and its subsidiaries shall not be deemed to have assumed or have any liability or obligation for any Excluded Liabilities. Without in any way limiting the terms of Section 2.2(a) and 2.2(c) of the Purchase Agreement and without in any way limiting the definition of "Excluded Liabilities" in the Purchase Agreement, to the extent any Claim is not specifically assumed pursuant to the Purchase Agreement, the Plan and this Order as an Assumed Liability, each of Newco, its Affiliates (as defined in the Purchase Agreement) and its subsidiaries has NOT taken subject to and shall NOT be liable for, any Claims against Marker or any other liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown and whether arising before or after the Effective Date, of Marker, including, but not limited to (i) any liabilities or obligations of Marker that are discharged pursuant to the Plan, Section 1141(d)(1) of the Bankruptcy Code or any order of this Court (including, without limitation, this Order), (ii) any liabilities or obligations of Marker the collection of which has been permanently enjoined by the Plan, an order of this Court (including, without limitation, this Order) or by any applicable provision of the Bankruptcy Code (including, without limitation, Section 524 of the Bankruptcy Code) and (iii) the following liabilities and obligations:

               (1) All fees and expenses of Marker incurred in connection with the Purchase Agreement, the Operating Agreement, any other Transaction Document, the Plan, this Order and the transactions contemplated hereby and thereby.

               (2) All fees and expenses, if any, of Marker in connection with the dissolution and liquidation of Marker and withdrawal from business by Marker.

               (3) Any liabilities or obligations of Marker incurred, arising from or out of or in connection with the Purchase Agreement, the Operating Agreement, any other Transaction Document, the Plan, this Order or any other agreement, document, instrument, certificate or report executed by Marker from time to time in connection herewith or therewith.

               (4) Any liabilities or obligations of Marker incurred, arising from or out of or in connection with Marker=s default in the performance of or compliance with any provision of any judgment, order, writ, injunction, or decree, including, without limitation, this Order.

               (5) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of Marker=s operations (including liabilities, obligations or claims relating to or arising under any environmental Law), the condition of its assets or places of business, its ownership or control of the Purchased Assets, or the issuance, sale, repayment or repurchase of any of its Equity Securities, in each case whether before or after the Effective Date.

               (6) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of Claims made by or against Marker (including any Claims of existing or former employees), in each case whether arising out of events before or after the Effective Date.

               (7) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any product or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any product sold, manufactured, or designed or marketed by Marker whether before or after the Effective Date, EXCEPT THAT, pursuant to Section 2.2(b)(ii) of the Purchase Agreement and Section 5.8 of the Plan, Newco has assumed pre- and post-petition product warranty and product liability claims (to the extent covered by insurance and any deductibles therefor).

               (8) Any liabilities or obligations (whether assessed or unassessed) of Marker for any Taxes, including any Taxes arising by reason of the transactions contemplated by the Purchase Agreement and the Plan, as of, or for any taxable period (or portion thereof) ending on or prior to, the Effective Date (or ending after the Effective Date to the extent allocable to the portion of such period ending on the Effective Date), EXCEPT THAT, pursuant to the Plan and the Purchase Agreement, Allowed Priority Tax Claims constitute Assumed Liabilities payable by Newco.

               (9) Any liabilities or obligations to stockholders or former stockholders of Marker in their capacity as stockholder or former stockholder, including, without limitation, liabilities or obligations, if any, to James and Kristin O'Connor.

               (10) Any liabilities or obligations of Marker incurred, arising from or out of, in connection with or as a result of Claims made against Marker in connection with Marker=s violation of any Law relating to employment and labor matters, including, without limitation, the provisions of Title VII or the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. " 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. ' 206 (equal pay), Executive Order 11246 (race, color, religion, sex and national origin discrimination), Executive Order 11141 (age discrimination), ' 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. " 12101-12213 (Americans with Disabilities Act), 29 U.S.C. 2001-2654 (Family and Medical Leave Act), 29 U.S.C. " 651-678 (occupational safety and health) and requirements relating to the documentation of the nationality of employees.

          (g) The Headquarters Building shall be deemed conveyed, assigned, transferred and delivered by Marker to Marker USA and such conveyance, assignment, transfer and delivery of the Headquarters Building shall be legal, valid and effective, and Marker USA shall be deemed to be a good faith purchaser that has acquired good title to the Headquarters Building, free and clear of all Encumbrances, other than Permitted Encumbrances and as otherwise provided in the Plan.

          (h) In accordance with Section 1141(b) of the Bankruptcy Code, all Excluded Assets shall revest in Marker, and Newco shall issue the Equity Consideration to Marker in accordance with applicable law, free and clear of all Encumbrances other than as provided for in the Purchase Agreement and/or the Operating Agreement. Subject to the terms of the Purchase Agreement and the Operating Agreement, on and after the Effective Date, Marker=s sole assets shall be the Excluded Assets and the Equity Consideration issued by Newco to Marker.

          (i) As of the Effective Date, the corporate existence of DNR USA and DNR N.A. shall terminate. Any property of DNR USA and DNR N.A. not distributed under the Plan shall be deemed conveyed, assigned, transferred and delivered to Newco as soon as practicable after the dissolution or liquidation of DNR USA and DNR N.A., and such conveyance, assignment, transfer and delivery shall be legal, valid and effective, and Newco shall be deemed to be a good faith purchaser that has acquired good title to such property free and clear of all Encumbrances other than as provided in the Plan.

          (j) Marker shall not engage in the conduct of business and will operate for the sole purpose of liquidating its assets (including, without limitation, the Equity Consideration). Without limiting the generality of the preceding sentence, Marker shall operate in accordance with, and comply with the terms of, Section 7.4 of the Purchase Agreement and shall dissolve and liquidate all of its assets (including, without limitation, the Equity Consideration) no earlier than the third anniversary of the Effective Date and no later than the fifth anniversary of the Effective Date. Marker is hereby authorized to file and shall file with the Secretary of State of the State of Utah (which shall accept and record) a certificate of incorporation and by-laws amended as necessary to satisfy the provisions of the Purchase Agreement (including Marker=s obligation to change its name on or prior to the Effective Date), the Plan and this Order (including the prohibition against the issuance of non-voting securities) and such amended certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of Marker on and after the Effective Date without further authorization and approval from Marker=s stockholders, board of directors or order of this Court.

          (k) On the Effective Date, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code but in no event shall such term be deemed to include Newco for purposes of this decretal Paragraph 7(k)) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally each of the Debtors= present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (collectively, the "Debtor Releasees"), from any and all Claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen, or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission by, or any transaction, agreement, event or other occurrence (unless due to the gross negligence or willful misconduct of the Debtor Releasee), taking place prior to, on, or after the Confirmation Date in any way relating to the Debtors, their businesses, the Chapter 11 Cases, the Plan, or the Purchase Agreement (collectively, the "Released Claims"). The Debtors, their Affiliates and their shareholders shall be forever precluded from asserting whether directly, derivatively or otherwise, any such Claims against any Debtor Releasee.

          (l) On the Effective Date, except as otherwise provided in the Plan, the Debtors, their Affiliates (as such term is defined in Section 101(2) of the Bankruptcy Code) and their shareholders derivatively are hereby deemed to have forever waived and released unconditionally (i) the holders of Equity Interests,
(ii) First Security Bank, Hypo Vereinsbank (New York), Isomura, M&T Bank, KeyBank (except that all of the rights, defenses and claims of Marker Deutschland GmbH and Marker USA against KeyBank relating to or arising under KeyBank's Foreign Exchange Contract Claims are expressly preserved until such time as KeyBank's claims, if any, against Marker Deutschland GmbH and Marker USA are discharged and released pursuant to Section 14.3 of the Plan), the German Banks, Piero, the Subsidiaries (in their capacity as holders of Claims), and Newco (except as otherwise provided in the Purchase Agreement) and (iii) all present and former directors, officers, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns or Affiliates (as such term is defined in the Purchase Agreement) of or to any of the foregoing in their capacity as such (all of the foregoing collectively referred to as the "Third Party Releasees") from the Released Claims; PROVIDED, HOWEVER, that this release shall not constitute a release of any Allowed Claims or Equity Interests treated under the Plan or any Claims or causes of action of Marker or Newco against the other that arise under or relate to the Purchase Agreement (unless otherwise provided in the Purchase Agreement), the Operating Agreement or any other Transaction Document. Entities deemed to have released Claims pursuant to this decretal Paragraph 7(l) shall be forever precluded from asserting whether directly, derivatively or otherwise, any such Claims against the Third Party Releasees.

          (m) On the Effective Date, each holder (or representative thereof) of a Claim or Equity Interest (i) who has accepted or is deemed to have accepted the Plan, (ii) whose Claim or Equity Interest is in a Class that has accepted or is deemed to have accepted the Plan pursuant to Section 1126 of the Bankruptcy Code or (iii) who may be entitled to receive a distribution of property or retain property pursuant to the Plan, shall be deemed to have forever waived and released unconditionally, to the extent permitted by law, the Debtors, the Debtor Releasees and the Third Party Releasees from the Released Claims; PROVIDED, HOWEVER, that this release shall not constitute a release of (A) any payment obligation with respect to the treatment of Allowed Claims and Equity Interests provided under the Plan or the Restructuring Documents, (B) any Claims or causes of action of Marker or Newco against the other that arises under or relates to the Purchase Agreement (unless otherwise provided in the Purchase Agreement), the Operating Agreement or any other Transaction Document, (C) KeyBank's rights and claims, if any, against Marker Deutschland GmbH and Marker USA arising under or relating to KeyBank's Foreign Exchange Contracts; provided however, that upon payment to KeyBank of all sums due to KeyBank under the Plan (including the Cash payment and all amounts due under the KeyBank Note), Marker Deutschland GmbH and Marker USA will be discharged and released of all such claims, or (D) any Claims third parties may have against each other, which Claims are not related to the Debtors and the Chapter 11 Cases. Persons deemed to have released Claims pursuant to this decretal Paragraph 7(m) shall be forever precluded from asserting any such Claims against the Debtors, the Debtor Releasees or the Third Party Releasees.

          (n) Except as otherwise expressly provided in the Plan or the Purchase Agreement, the Plan and this Order shall permanently enjoin, from and after the Effective Date, all Persons that have held, currently hold, or may hold a Claim against or other debt or liability of any of the Debtors, whether arising before, on or after the Effective Date, or that hold any Equity Interest in the Debtors (including, without limitation, any holder of a Claim or Equity Interest governed by the Plan) from taking any of the following actions with respect to such Claim or Equity Interest against the Debtors, the Debtor Releasees, the Third Party Releasees, the Purchased Assets (wherever located), the Headquarters Building, or the Excluded Assets or with respect to any of the Released Claims:
(i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any action against Newco alleging successor liability or otherwise alleging that Newco is liable for any liabilities or obligations of Marker (other than the Assumed Liabilities that were assumed by Newco on the Effective Date)) whether any such proceeding is in a judicial, arbitral, administrative or other forum;
(ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order;
(iii) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or other Encumbrance of any kind; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan; PROVIDED, HOWEVER, that this injunction shall not apply to (x) any Allowed Claims or Equity Interests that may be asserted under the Plan, (y) any Claims or causes of action of Marker or Newco against the other that arises under or relates to the Purchase Agreement, the Operating Agreement or any other Transaction Document, or (z) any Claims holders of Claims or Equity Interests or other third parties may have against each other, which Claims are not related to the Debtors, the Purchased Assets and the Chapter 11 Cases, it being understood, however, that any defenses, offsets or counterclaims of any kind or nature whatsoever which the Debtors may have or assert in respect of any of the Claims of the type described in (x), (y) or (z) of this proviso to the extent not otherwise waived in the Purchase Agreement or the Plan, are fully preserved.

          (o) In accordance with Section 1141(d)(1) of the Bankruptcy Code, entry of this Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, Liens on, and Equity Interests in (other than Marker Common Stock Interests), each of the Debtors, their assets or properties (including, without limitation, the Purchased Assets), which debts, Claims, Liens, and Equity Interests arose at any time before the Confirmation Date (including, without limitation, the debts and obligations described in decretal Paragraph 7(f)(5 - 10); PROVIDED, HOWEVER, in no event shall Section 1141(d)(1) of the Bankruptcy Code or any provision of the Plan or this Order discharge, or be deemed to discharge, any obligations or liabilities of Marker or any Claims of Newco, its Affiliates (as defined in the Purchase Agreement) or its subsidiaries against Marker that arise from or relate to the Purchase Agreement, the Operating Agreement or any of the other Transaction Documents. Pursuant to
Section 1141(d)(4) of the Bankruptcy Code, this Order shall be deemed approval of Marker=s request for a waiver from discharge of its obligations and liabilities to Newco, its Affiliates (as defined in the Purchase Agreement) and its subsidiaries arising under or relating to the Purchase Agreement, the Operating Agreement and the other Transaction Documents. The discharge and releases provided herein or in the Plan or under the Bankruptcy Code shall not be a defense to any Claim that Newco may have against Marker that arises under or relates to the Transaction Documents, or the obligation of Marker to make any payment thereon.

          (p) The discharge of the Debtors shall be effective as to each Claim and Equity Interest, regardless of whether a proof of claim or interest therefor was filed, whether the Claim or Equity Interest is an Allowed Claim or Equity Interest or whether the holder thereof has voted to accept the Plan. On the Effective Date, as to every discharged Claim and Equity Interest, any holder of such Claim or Equity Interest shall be precluded from asserting against any Debtor formerly obligated with respect to such Claim or Equity Interest, or against such Debtor=s assets or properties (including, without limitation, the Purchased Assets and the Headquarters Building), or Newco, its Affiliates (as defined in the Purchase Agreement) and its subsidiaries, any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Effective Date. In accordance with Section 524 of the Bankruptcy Code, the discharge provided hereby and by Section 1141 of the Bankruptcy Code, INTER ALIA, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims and Equity Interests discharged hereby and under the Plan.

          (q) Neither the Debtors, the Debtor Releasees or the Third Party Releasees or any of their respective Affiliates (as defined in the Purchase Agreement) or any of their respective officers, directors, employees, members or agents, or any Professional employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any entity for any act taken or not taken in good faith in connection with or in any way related to the negotiation, formulation, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Purchase Agreement, or any contract, instrument, release or other agreement or document created in connection with or related to the Plan (including, without limitation, the Operating Agreement, each Restructuring Document and each other Transaction Document) or the administration of the Chapter 11 Cases. The Exculpated Persons shall have no liability to any holder of a Claim, holder of an Equity Interest or other party-in-interest herein or any other Person for actions taken under the Plan, in connection therewith or with respect thereto, in good faith, including, without limitation, failure to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to the Confirmation Date or the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Equity Interest, or other party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as finally determined by this Court, and the Exculpated Persons are entitled to rely on, and act or refrain from acting on, all information provided by other Exculpated Persons without any duty to investigate the veracity or accuracy of such information.

          (r) Notwithstanding any provision in the Plan or Confirmation Order to the contrary, there shall be no bar date with respect to claims of the United States and all rights and claims of the United States shall not be discharged, impaired or adversely affected by the Plan and Bankruptcy Cases, shall survive the Bankruptcy Cases, and shall be determined in the manner and by the administrative or judicial tribunal in which such rights or claims would have been resolved or adjudicated if the Bankruptcy Cases had not been commenced; provided however, that (i) claims of the Internal Revenue Service of a kind specified in Section 507(a)(8) of the Bankruptcy Code, if any, may be treated consistent with Section 1129(a)(9)(C) of the Bankruptcy Code and paid pursuant to the Plan in quarterly installments with interest accruing at the rate specified in 26 U.S.C. ' 6621 and all such amounts shall be paid in full not later than six (6) years from the Effective Date, (ii) the proof of claim filed by the Department of Treasury, Internal Revenue Service, against Marker shall be and hereby is deemed withdrawn and (iii) all outstanding tax returns shall be filed and served upon the Special Procedures Function, Internal Revenue Service, 409 Silverside Road, Wilmington, DE 19809, no later than December 31, 1999.

          (s) All First Security Secured Loan Documents (including, without limitation, the Collateral Assignment, Acknowledgement and Consent dated October 30, 1998 among Marker, Marker USA, Marker Deutschland GmbH and First Security), the Marker/German Banks Guarantees, the Hypo Vereinsbank Term Loan Agreement, the Foreign Exchange Contracts, the Marker Series B Preferred Stock and any other note, bond, indenture or other instrument or document (other than the certificates evidencing the Marker Common Stock Interests and all documents relating thereto) evidencing or creating any indebtedness or obligation of any of the Debtors shall be deemed canceled on the Effective Date upon payment of any distribution due under the Plan, as applicable; PROVIDED, HOWEVER, that the KeyBank Foreign Exchange Contracts shall continue in effect solely for the purpose of preserving KeyBank=s rights and claims thereunder, if any, against Market Deutschland GmbH and Marker USA.

          8. Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

          9. The Equity Consideration distributed by Newco to Marker is not subject to registration under the securities laws as Newco is a privately held GmbH.

          10. The issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

          11. All amounts payable in respect of Allowed Claims will be treated for United States federal income tax purposes to have been applied first in payment of accrued interest, if any, and then in payment of the principal amount with respect to such Allowed Claim.

          12. The consummation of the transactions contemplated by the Purchase Agreement, the Plan and this Order shall not diminish or impair the enforceability of any insurance policies that may cover Claims against the Debtors, the Subsidiaries, Newco or any other Person or any of their respective assets, including the Purchased Assets, the Headquarters Building and the Excluded Assets. The insurance policies that constitute Purchased Assets (including, without limitation, product liability insurance policies) shall be in full force and effect in accordance with their terms on, as of and after the Effective Date.

          13. The sale of the Purchased Assets under the Purchase Agreement shall not give rise to any Claims of severance against any of the Debtors or give rise to any liabilities or obligations owed to employees of Marker which are to be assumed by Newco, or trigger any other employee benefit except as may be expressly provided for in the Plan and the Purchase Agreement.

          14. Each Debtor is hereby authorized and directed to execute and deliver or cause the execution and delivery of any and all agreements, conveyances, instruments, assignments, schedules, documents and amendments (including, without limitation, as set forth in Sections 3.2 and 8.2(v) of the Purchase Agreement) and do all other things and take all further actions as may be reasonably necessary or appropriate for the performance of its obligations as contemplated by the Purchase Agreement, the Operating Agreement, any other Transaction Document, the Plan and this Order.

          15. Except as otherwise provided in the Plan, no distribution under the Plan shall be made to or on behalf of any holder of a Claim or Equity Interest unless and until such holder has contemporaneously with the receipt of any Plan distribution which such holder may be entitled to under the Plan: turned over and released to Newco any and all property of the relevant Debtor that secures or purportedly secures such Claim or Equity Interest; executed such documents and instruments, including appropriate termination statements, as Newco requires to evidence such claimant=s release of such property; and/or surrendered to Newco the specified documents, agreements and instruments set forth in decretal Paragraph 7(s) and any other note, instrument, document, certificate, agreement, certificated security or other item evidencing such Claim or Equity Interest, or demonstrated the non-availability of such items to the satisfaction of Newco, including requiring such holder to post a lost instrument or other indemnity bond, among other things, to hold Newco harmless in respect of such Lien, instrument or other item described above and any distributions made in respect thereof. If any Person that has filed financing statements or other documents or agreements evidencing Liens or other Encumbrances in the Purchased Assets (which are not Permitted Encumbrances or are otherwise specifically permitted under the Plan) shall not have delivered to Newco, contemporaneously with such Person's receipt of any Plan distribution due under the Plan (in proper form for filing and duly executed by the appropriate parties), termination statements, instruments of satisfaction and releases of all such Liens or other Encumbrances which such Person has with respect to the Purchased Assets, then Newco shall be authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of such Person with respect to the Purchased Assets.

          16. This Order is and shall be binding upon and govern the acts of all Persons, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of Governmental Entities, secretaries of state, foreign, federal, state and local officials, and all other Persons who may be required by operation of law, the duties of his office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets.

          17. Each and every foreign, federal, state, and local Governmental Entity shall accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement and the Plan, including, without limitation, documents and instruments for recording in or with any Governmental Entity required to transfer to Newco the names and any and all other licenses or permits under Marker=s ownership necessary for the operations that are associated with the Purchased Assets and the Headquarters Building, and the county and state officials wherein termination and assignment statements under the Uniform Commercial Code are authorized to be filed.

          18. Each holder of an Allowed Common Stock Interest in Marker shall retain such Equity Interest and shall not receive any distribution on the Effective Date under the Plan; PROVIDED, HOWEVER, such holders may receive cash distributions (subject to offsets and adjustments) on account of their Allowed Common Stock Interests if Marker=s Equity Consideration is redeemed or otherwise liquidated by CT and/or Newco in accordance with the terms of the Operating Agreement.

          19. Upon Newco=s issuance to Marker of the Equity Consideration, Marker shall have such rights and obligations as a minority equity holder in Newco as set forth in the Operating Agreement and the Equity Consideration shall be subject to, and governed by, the terms of the Operating Agreement which is hereby approved in its entirety. Notwithstanding anything herein to the contrary, this Court shall not retain or otherwise have exclusive jurisdiction with respect to any controversies, suits or disputes arising under or relating to the Operating Agreement.

          20. Upon the consummation of the transactions contemplated by the Plan and the Purchase Agreement, Marker will not be (a) an "investment company" that is not subject to the exceptions set forth in Section 7(a) of the Investment Act for transactions which are merely incidental to the dissolution of an investment company, (b) a company required to be registered under the Investment Act, (c) a registered company under the Investment Act or (d) an entity "controlled" by an "investment company" as such terms are defined in the Investment Act.

          21. On and after the Effective Date, Newco and/or the Subsidiaries are authorized to enter into the Employment Agreements (as defined in the Purchase Agreement) with Peter Weaver and Eiichi Isomura.

          22. On and after the Effective Date, Newco (with the assistance of Marker) shall have the authority (without this Court=s prior approval) to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. In addition, Marker shall continue to prosecute (at its sole cost and expense) and shall have authority to settle all objections to Claims relating to Equity Interests in Marker, including, without limitation, the securities-related Claim filed by James and Kristin O'Connor; provided that all such settled Claims (whether by way of agreement or pursuant to an order of a court of competent jurisdiction or otherwise) shall be retained by, and be the sole obligation of, Marker.

          23. All objections to Claims and Equity Interests shall be filed and served on the holders of such Claims or Equity Interests by the later of: (a) the Effective Date and (b) sixty (60) days after the proof of such Claim or Equity Interest has been filed.

          24. On and after the Effective Date, Newco shall retain and may enforce any Claims, rights and causes of action that any Debtor may hold other than any Claims or causes of action which are released pursuant to the Plan and this Order.

          25. Except as otherwise provided herein, a Claim may not be filed or amended after the Confirmation Date without prior notice to the Debtors and Newco and prior authorization of this Court, and may not be amended to increase the amount of the Claim. Except as otherwise permitted herein, a Claim filed or amended after the Confirmation Date shall be deemed disallowed and expunged without any action by the Debtors or Newco if prior notice has not been given or authorization has not been obtained.

          26. All applications for payment of Professional Claims incurred before the Confirmation Date must be filed with the Court on or before November 30, 1999. Notice of such date shall be sent by the Debtors to all Professionals retained in the Chapter 11 Cases and other parties in interest. Any Person that fails to file such application with the Court on or before such time and date shall be forever barred from asserting such Professional Claim against any of the Debtors, Newco or their property (including the Purchased Assets and the Excluded Assets), such Claim shall be discharged, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim. Any holder of a Professional Claim which is not finally approved pursuant to an order of this Court pursuant to a Professional Claim filed in accordance with the provisions hereof or of the Plan shall disgorge to Newco, without defense, offset or the need for further order of the Court, all amounts previously paid, but not so approved, on account of such Professional Claim. Objections, if any, to Professional Claims shall be filed and served not later than five days prior to the date set by the Court for the hearing to consider such Claims. Professional Claims incurred after the Confirmation Date shall be the sole obligation of, and be paid by, Marker without the need for approval of this Court.

          27. Pursuant to Section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, the Plan, including any deeds, bills of sale or assignments executed in connection with the Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under Section 1146(c) of the Bankruptcy Code.

          28. This Court hereby retains jurisdiction of the Reorganization Cases
(a) pursuant to and for the purposes of Sections 105(a) and 1127 of the Bankruptcy Code, and (b) as set forth in Section 15.1 of the Plan, which is incorporated herein by reference, as if set forth IN EXTENSO. This Order may be enforced in other foreign or domestic jurisdictions by suit or any other manner provided by law.

          29. In accordance with the Plan, the treatment accorded to Claims and Equity Interests pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such respective Claims or Equity Interests, and a holder of an Allowed Claim or Equity Interest may not receive a distribution on account of such Allowed Claim or Equity Interest in excess of the full amount of such Allowed Claim or Equity Interest.

          30. Each Debtor reserves the right to modify or revoke and withdraw the Plan as the plan of reorganization for such Debtor=s Chapter 11 Case, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. Any such revocation or withdrawal by a Debtor shall not affect the Plan as the plan of reorganization for the other Debtors. If a Debtor revokes and withdraws from the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against such Debtor or to prejudice in any manner the rights of such Debtor or any Persons in any further proceedings involving such Debtor; and (b) any provisions of any Confirmation Order with respect to such Debtor shall be null and void (and such Debtor shall not be benefited by the Confirmation Order) and all such rights of or against such Debtor shall exist as though the Plan had not been filed and no actions taken to effectuate it.

          31. Not later than ten (10) Business Days after entry of the Confirmation Order, the Debtors or their authorized agent(s) shall serve by first class mail a Notice of Entry of Confirmation Order in substantially the form attached hereto as Exhibit B to each of the following at their respective addresses last known to the Debtors: (i) the Office of the United States Trustee, (ii) all parties that have filed requests for notices in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002, (iii) all parties to the Newco Assigned Contracts listed on Exhibit 4 to the Plan, (iv) all holders of Professional Claims and (v) all other known creditors and Equity Interest holders of the Debtors as of the Confirmation Date. Such service shall constitute good and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7) of the entry of the Confirmation Order and no other or further notice need be given.

          32. The Debtors are authorized, directed, and empowered to take all actions and perform all acts reasonably necessary or appropriate to effectuate the consummation and implementation of the Plan.

          33. Notice of all subsequent pleadings in the Chapter 11 Cases shall be limited to the following parties: (a) the Debtors and Newco; (b) counsel to the Debtors and Newco; (c) the United States Trustee; and (d) any party known to be directly affected by the relief sought.

Dated:   Wilmington, Delaware
         October 27, 1999
                                        /s/ Mary F. Walrath
                                        ------------------------------------
                                        The Honorable Mary F. Walrath
                                        United States Bankruptcy Judge